EXHIBIT (a)(1)(v)

FORM OF NOTICE OF WITHDRAWAL/CHANGE OF ELECTION FORM

Please read this Notice of Withdrawal/Change of Election Form carefully. If you previously elected to tender some or all of your eligible options in exchange for restricted stock units, subject to and upon the terms and conditions set forth in the Asure Software, Inc. Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units, dated December 16, 2019 (as it may be amended or supplemented from time to time, the “Offer to Exchange”), and you would like to withdraw the tender of some or all of your eligible options and/or change your previous election to tender eligible options for exchange, you may do so by submitting a completed, signed and dated Notice of Withdrawal/Change of Election Form, which in either case must be received from you by Asure Equity Administration before 11:00 p.m., Central Time, on the expiration date, which is currently January 14, 2020 (the “Expiration Date”) (or if the offer is extended, your Notice of Withdrawal/Change of Election Form must be received before the extended expiration date of the offer).

If you intend to submit this Notice of Withdrawal/Change of Election Form, you must complete, sign and date a copy of this Notice of Withdrawal/Change of Election Form and return it to Asure Equity Administration via email, regular mail or overnight delivery to:

Asure Software, Inc.
Attn: Asure Equity Administration
3700 N. Capital of Texas Highway, Suite 350
Austin, Texas 78746
Email: optionexchange@asuresoftware.com

Your withdrawal and/or change of election will be effective only upon receipt by Asure Equity Administration. You are responsible for making sure that your Notice of Withdrawal/Change of Election Form is received by Asure Equity Administration before the deadline. You must allow for delivery time to ensure that Asure Equity Administration receives your Notice of Withdrawal/Change of Election Form before 11:00 p.m., Central Time, on the Expiration Date. Your tendered eligible options will not be considered withdrawn or changed elections will not be considered made until Asure Equity Administration receives your properly completed and signed Notice of Withdrawal/Change of Election Form.

Asure Equity Administration will confirm receipt of a Notice of Withdrawal/Change of Election Form via email after receipt. If you do not receive confirmation of receipt of your Notice of Withdrawal/Change of Election Form from Asure Equity Administration soon after the date your Notice of Withdrawal/Change of Election Form should be received by Asure Equity Administration, or if you submit your Notice of Withdrawal/Change of Election Form less than five business days before the Expiration Date, please contact Asure Equity Administration at 512-437-2700 before the deadline in order to confirm whether your election has been received.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL/CHANGE OF ELECTION FORM UNLESS YOU WISH TO WITHDRAW OR CHANGE YOUR ELECTION FOR SOME OR ALL OF YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.

By signing below, I understand and agree that:

I previously received the Offer to Exchange, the Election Form and the Form of Restricted Stock Unit Agreement. I completed, signed and returned the Election Form, thereby electing to exchange some or all of my eligible option grants for restricted stock units of Asure Software, Inc. (“Asure Software”) as described in the Offer to Exchange. I now wish to withdraw one or more of my tendered option grants from the offer and/or change my election to tender eligible option grants. I understand that by signing this Notice of Withdrawal/Change of Election Form and delivering it to Asure Equity Administration pursuant to the instructions above, I elect to tender the eligible option grants as listed in Annex A or else reject the offer with respect to all my eligible options as I have indicated by checking the appropriate box in Annex A.

By withdrawing my election, I understand that I will not receive any restricted stock units for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Asure Software and me. The withdrawal of my eligible options is at my own discretion.

With respect to any changes in the options tendered for exchange pursuant to this Notice of Withdrawal/Change of Election Form, I understand that the Election Form acknowledgements I signed previously acknowledging the terms and conditions of the exchange offer govern my election under this document as well.

I understand that if I wish to change this withdrawal or change of election with respect to my eligible options and once again accept the offer for any options that I have withdrawn or elected not to exchange, I must submit a new Notice of Withdrawal/Change of Election Form that must be received by Asure Equity Administration prior to the expiration of the offer.

ANNEX A
NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED
FOR EXCHANGE OR CHANGE OF ELECTION
PURSUANT TO THE OFFER TO EXCHANGE

IMPORTANT: If you wish to withdraw all of the options you previously elected to exchange, please check the first box below. If you wish to change your previous election by not tendering certain eligible options in the exchange program and/or by tendering additional eligible options, please check the second box below and indicate your election choices for each of the eligible options.

☐     I want to withdraw all of the eligible options that I previously elected to exchange pursuant to the Offer to Exchange. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions. I do not accept the offer to exchange any of my eligible options.

☐     I want to change my election choices from my previous Election Form and/or Notice of Withdrawal/Change of Election Form and exchange my option grants as I have indicated below. I understand that, with respect to the options I am electing not to exchange, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions.

Eligible Option Grant #	Grant ID	Original Grant Date	Number of Shares Underlying Eligible Option	Exercise Price Per Share	Exchange Ratio Per Eligible Option	Total Number of New RSUs to be Granted in Exchange	Exchange Shares Underlying Eligible Option (Select One)
					2.5 : 1		☐ All ☐ None ☐ Partial: _____ shares

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:                , 2020

Address:

Email address: